Press Release issued on March 14, 2001

Wednesday, March 14, 2001  1:00 p.m. Eastern Time

Press Release

Washington Mills to Acquire Exolon-ESK

Acquisition of Exolon-ESK to Strengthen Washington Mills' Electro
Minerals Product Line

NORTH GRAFTON, MASSACHUSETTS AND TONAWANDA, NEW YORK   March 14,
2001   Washington Mills Company, Inc. and Exolon-ESK Company (BSE:
EXL), have signed an agreement by which Washington Mills has agreed to acquire the Tonawanda, NY based supplier of aluminum oxide, silicon carbide and other electro fused materials for abrasive, refractory and surface finishing applications.

Under the terms of the Merger Agreement("Agreement"), Washington Mills, through a wholly-owned subsidiary, has agreed to acquire all the outstanding Exolon-ESK shares. Washington Mills will pay a price of $13.24 per share for the Common Shares and $19.00 per share for the Series A Preferred Shares. The Exolon-ESK Board of Directors has unanimously approved the Agreement. The merger requires the approval of 66-2/3% of each class of Exolon-ESK's shares, and other customary closing conditions, and is expected to be completed in the second quarter of 2001. The holders of over 69% of Exolon-ESK's Common Shares and over 95% of the Series A Preferred Shares have furnished consents approving the merger pursuant to separate Stockholder Agreements. In addition Washington Mills has reached agreement with Wacker-Chemie GmbH of Munich, Germany for the purchase of Wacker Engineered Ceramics, Inc.'s entire interest in the Company. Upon the filing of the Certificate of Merger, Exolon-ESK Company will become a wholly owned subsidiary of Washington Mills. An information statement will be filed with the Securities and Exchange Commission within 10 days.

In announcing the agreement Peter H. Williams, President of Washington Mills, stated that, "This acquisition combines two of the country's oldest and most highly regarded manufacturers of abrasive materials. Between them the two companies have over 220 years of experience in supplying abrasive products. Since their founding, each of the companies has provided its customers with the highest quality products for abrasive, refractory and general industrial applications. Both companies have distinguished histories and together we will become even better suppliers to our customers through greater manufacturing efficiencies, enhanced process technology and an increased ability to respond quickly to customer needs."

Mr. Williams went on to note that, "The acquisition will provide
Washington Mills with its own source of silicon carbide ore from Exolon-ESK's environmentally advanced Hennepin, Illinois plant. We have lacked this capability in the past."

J. Fred Silver, President of Exolon-ESK, said, "We are excited about joining forces with Washington Mills. In recent years our profit margins have been squeezed by a combination of falling prices caused by a flood of Chinese imports and rising energy costs. Washington Mills has demonstrated over the years a deep and abiding commitment to our industry. The business will be in good hands."


About Exolon-ESK

The Exolon Company was founded in 1914. In 1984 ESK Corporation, an indirect wholly owned subsidiary of Wacker Chemie GmbH of Munich, Germany, merged into the Exolon Company and the resulting corporation was renamed Exolon-ESK Company. As a result of the merger a wholly owned subsidiary of Wacker Chemie GmbH effectively owns half of Exolon-ESK Company.

Exolon-ESK is engaged in the business of selling products that are principally used for abrasive, refractory and metallurgical applications. The primary products of Exolon-ESK are fused aluminum oxide and silicon carbide. Exolon-ESK's crude silicon carbide is produced at its plant in Hennepin, Illinois and its crude aluminum oxide is produced at its plant in Thorold, Ontario. Some of Exolon-ESK's crude products are sold directly to customers but most are shipped to Exolon-ESK's plant in Tonawanda, New York where the crude ore is crushed, graded and formulated into granular products for sale to customers. Exolon-ESK also has a 50% interest in Orkla-Exolon K/S of Orkanger, Norway, a producer of silicon carbide crude ore, macrogrits and microgrits.

About Washington Mills

Washington Mills Company, Inc. was founded in 1868 and is a leading producer of electro fused materials used in abrasive, refractory and in general industrial applications. Washington Mills manufactures aluminum oxide and other specialty fused materials such as boron carbide, fused zirconias, mullites, and aerospace minerals in furnace plants located in the Niagara Falls, New York and the Niagara Falls, Ontario areas. Washington Mills processes these materials, as well as silicon carbide purchased from outside suppliers, into sized grains at crushing mills located in Niagara Falls, New York; North Grafton, Massachusetts; and Manchester, England. In addition Washington Mills also manufactures and sells ceramic tumbling media produced at its plant in Lake Wales, Florida.

Washington Mills is a privately owned corporation and has been owned and managed by the Williams family since 1928.

About Wacker-Chemie

Wacker-Chemie has around 17,600 employees in 27 production sites and over 100 sales offices worldwide. Its annual sales exceed US$
2.8 billion. As part of its program to concentrate on its core
business   silicones, polymers and specialty chemicals, advanced
ceramic materials, and hyperpure silicon for the semiconductor
industry   Wacker-Chemie intends to dispose of its silicon carbide
activities in the United States by the sale of its interest in Exolon-ESK Company.


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Investors and security holders are strongly advised to read both the Merger Agreement and the information statement regarding the merger referred to in the press release, when they become available, because they will contain important information. The information statement will be filed by Exolon-ESK Company with the Securities and Exchange Commission (SEC). Investors and security holders may obtain a free copy of the statement (when available) and other documents filed by Washington Mills and Exolon-ESK at the SEC's web site at http://www.sec.gov/.

--------------------------------
For further information, please contact:

                          Paul F. Shea
              Chief Financial Officer and Treasurer
                 Washington Mills Company, Inc.
                         1-508-839-6511

                     Goetz N. Neumann, LL.M.
                        Legal Counsel to
                Wacker Engineered Ceramics, Inc.
                       011 49 89 6279 1205

                         J. Fred Silver
                         President & CEO
                       Exolon-ESK Company
                         1-716-693-4550